Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jon Diat (Media): 917-239-9241; jon.diat@aig.com Jim Ankner (Media): 917-882-7677; james.ankner@aig.com

AIG REPORTS FIRST QUARTER 2013 NET INCOME OF $2.2 BILLION

•	First Quarter 2013 After-Tax Operating Income of $2.0 billion

•	Book value per share, excluding Accumulated other comprehensive income (AOCI), of $59.39, up 12 percent from the prior-year first quarter

•	Insurance operating income of $3.0 billion, up 28 percent, from the prior-year first quarter

NEW YORK, May 2, 2013 – American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $2.2 billion and after-tax operating income of $2.0 billion for the quarter ended March 31, 2013, compared to net income attributable to AIG of $3.2 billion and after-tax operating income of $3.0 billion for the first quarter of 2012. The prior-year first quarter included $3.3 billion of pre-tax income from investments in AIA Group Limited (AIA), Maiden Lane II LLC (ML II), and Maiden Lane III LLC (ML III) that were sold or liquidated in 2012.

Diluted earnings per share attributable to AIG and after-tax operating income per share attributable to AIG were $1.49 and $1.34, respectively, for the first quarter of 2013, compared with diluted earnings per share attributable to AIG and after-tax operating income per share attributable to AIG of $1.71 and $1.62, respectively, for the first quarter of 2012.

“AIG’s results this quarter reflect the depth of our global operations, the market’s demand for the products and services we offer, and the strong performance of our investment portfolio,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “We are pleased with these results and look to continue to build on our successes, especially as we continue to make progress towards achieving our 2015 aspirational goals.

“Our priority this year is to improve operating fundamentals and reduce costs. Whether this means lowering the cost of capital, re-engineering our systems, or focusing on business lines and geographical locations that make strategic sense for our company – reducing expenses and improving operating efficiencies are leading goals of every AIG employee. We have already narrowed our core businesses to insurance and retirement services, and see the potential for further cost savings as we work to transform the corporate structure to support this leaner business. And, as a global company with half of our people outside the United States, we are exploring the capabilities, expertise, and opportunities where we have operations.”

Mr. Benmosche concluded, “Over the course of 2013, we intend to continue to show how these investments and hard work will come to fruition.”

FOR IMMEDIATE RELEASE

Liquidity, Capital Management, and Other Significant Developments

•	AIG shareholders’ equity totaled $99.5 billion at March 31, 2013.

•

AIG called $1.1 billion of junior subordinated debentures and purchased, for approximately $1.3 billion, approximately $1.0 billion principal amount of debt in cash tender offers in the first quarter of 2013, which will result in lower annual interest charges of $165 million.

•	Cash dividends and loan repayments to AIG Parent received from AIG Life and Retirement subsidiaries totaled $1.3 billion in the first quarter of 2013.

•

AIG Parent liquidity sources amounted to approximately $15.0 billion at March 31, 2013, including $5.5 billion allocated toward future maturities of liabilities and contingent liquidity stress needs of the Direct Investment book and Global Capital Markets.

•	During the first quarter of 2013, AIG completed the purchase of warrants issued to the United States Department of the Treasury (U.S. Treasury) in 2008 and 2009.

AFTER-TAX OPERATING INCOME (LOSS)

	First Quarter
($ in millions)	2013	2012
Insurance Operations
AIG Property Casualty	$1,589	$1,043
AIG Life and Retirement	1,394	1,311
Mortgage Guaranty (reported in Other operations)	41	8

Total Insurance Operations	3,024	2,362

Direct Investment book	329	(156)
Global Capital Markets	227	92
Change in fair value of AIA (including realized gains)	—	1,795
Change in fair value of ML III	—	1,252
Interest expense	(397)	(381)
Corporate expenses and other	(322)	(252)

Pre-tax operating income	2,861	4,712

Income tax expense	(854)	(1,425)
Noncontrolling interest – Treasury	—	(208)
Other noncontrolling interest	(25)	(33)

After-tax operating income attributable to AIG	$1,982	$3,046

FOR IMMEDIATE RELEASE

AIG PROPERTY CASUALTY

AIG Property Casualty reported operating income of $1.6 billion in the first quarter of 2013, compared to operating income of $1.0 billion in the first quarter of 2012, reflecting increases in both underwriting income and net investment income. AIG Property Casualty’s improved underwriting margins were driven by a shift in the portfolio mix, the benefits of underwriting improvement initiatives, which are enhancing our risk selection, and increases in pricing.

The first quarter 2013 combined ratio was 97.3, compared to 102.1 in the first quarter of 2012. First quarter 2013 results included moderate catastrophe losses of $41 million and favorable net prior year development of $52 million. The first quarter 2013 accident year loss ratio, as adjusted, improved to 63.2 from 66.3 in the first quarter of 2012 driven by a shift to higher value business, enhanced risk selection, and price increases. The first quarter 2013 acquisition ratio was 19.7, a 0.5 point decrease compared to the first quarter of 2012. The general operating expense ratio was 14.3, a 0.4 point increase compared to the first quarter of 2012. During the first quarter of 2013, AIG Property Casualty continued to invest in strategic initiatives and incurred higher severance and other personnel-related costs, partially offset by lower bad debt expense compared to the first quarter of 2012.

First quarter 2013 net premiums written of $8.4 billion decreased 4.3 percent compared to the first quarter of 2012, reflecting the effects of recognizing ceded premiums written for excess of loss reinsurance agreements at contract inception rather than ratably over the contract period, foreign currency exchange rates, which were primarily driven by strengthening of the U.S. dollar against the Japanese yen, and the timing of a catastrophe bond issuance in the first quarter of 2013. Excluding these items, first quarter 2013 net premiums written increased 4.0 percent compared to the first quarter of 2012. Commercial Insurance net premiums written excluding the impact of the items noted above increased 3.8 percent compared to the first quarter of 2012. Growth in higher value products and geographies was partially offset by continuing efforts to improve risk selection, particularly in U.S. casualty. Consumer Insurance net premiums written excluding the impact of the items noted above increased 4.2 percent compared to the first quarter of 2012. Consumer Insurance continued to focus on growing higher value lines of business, while expanding direct marketing as part of its multi-distribution channel strategy.

Commercial Insurance reported first quarter 2013 operating income of $1.0 billion and a combined ratio of 92.2, compared to operating income of $645 million and a combined ratio of 101.7 in the first quarter of 2012. The first quarter 2013 accident year loss ratio, as adjusted, improved to 65.4 from 70.3 in the first quarter of 2012 due primarily to the shift to higher value business, enhanced risk selection, and price increases. The first quarter 2013 acquisition ratio was 16.3, a 1.7 point decrease compared to the first quarter of 2012. The first quarter 2013 general operating expense ratio was 11.0, a 0.4 point decrease compared to the first quarter of 2012.

FOR IMMEDIATE RELEASE

Consumer Insurance reported first quarter 2013 operating income of $153 million and a combined ratio of 98.4, compared to operating income of $234 million and a combined ratio of 96.7 in the first quarter of 2012. The first quarter 2013 accident year loss ratio, as adjusted, was 58.8 compared to 58.4 in the first quarter of 2012. The first quarter 2013 acquisition ratio was 24.9, a 1.2 point increase over the first quarter of 2012 due to changes in Consumer Insurance’s business mix and increased investments in direct marketing. The first quarter 2013 general operating expense ratio was 15.7, a 0.8 point increase over the first quarter of 2012, which was primarily attributable to personnel-related costs and strategic expansion in growth economy nations.

AIG LIFE AND RETIREMENT

AIG Life and Retirement reported operating income of $1.4 billion in the first quarter of 2013, compared to $1.3 billion in the first quarter of 2012. First quarter 2013 results reflected the impact of robust equity markets, which drove increased investment returns, strong growth in assets under management, and increased earnings in fee based businesses. The quarter also benefitted from continued active management of spreads and lower mortality costs. During the first quarter of 2013, AIG Life and Retirement implemented reporting changes to reflect its new Retail and Institutional operating segments.

Net investment income in the first quarter of 2013 was $2.9 billion, essentially unchanged from the first quarter of 2012, which included $246 million of ML II fair value gains. Net investment income in the current quarter benefited from higher returns on alternative investments and increases in the fair value of securities, including a $31 million increase in the fair value of AIG Life and Retirement’s investment in The People’s Insurance Company (Group) of China Limited. The first quarter 2013 base investment yield was 5.3 percent, compared to 5.5 percent in the first quarter of 2012 and 5.3 percent in the fourth quarter of 2012, reflecting the low interest rate environment and continuing opportunistic sales of higher yielding securities to monetize the value of capital loss carryforwards. Active spread management, including new business pricing initiatives and the reduction of renewal crediting rates, served to offset the impact of lower base investment yields.

Assets under management increased 12 percent to $297 billion at the end of the first quarter of 2013, compared to $265 billion at the end of the first quarter of 2012. The increase is attributable to positive separate account performance, driven by higher equity markets as well as $12.4 billion notional amount of stable value wrap contracts primarily transferred from Global Capital Markets to AIG Life and Retirement beginning in the fourth quarter of 2012.

Premiums and deposits totaled $5.6 billion in both the first quarters of 2013 and 2012. Variable annuity deposits increased 31 percent to $1.4 billion from $1.1 billion in the first quarter of 2012, and fixed annuity deposits decreased to $376 million in the quarter, a 36 percent decrease compared to the first quarter of 2012, reflecting the disciplined approach to pricing new business related to interest sensitive products.

The Retail segment reported quarterly operating income of $821 million, an increase of 8 percent compared to the first quarter of 2012, driven by improved spreads, higher policy fee income and investment returns and lower mortality costs.

FOR IMMEDIATE RELEASE

The Institutional segment reported quarterly operating income of $573 million, an increase of 4 percent compared to the first quarter of 2012, principally due to strong investment returns and active spread management.

In the first quarter of 2013, AIG Life and Retirement subsidiaries provided $1.3 billion in cash dividends and loan repayments to AIG Parent.

MORTGAGE GUARANTY

United Guaranty Corporation (UGC), AIG’s residential mortgage guaranty operations, reported operating income of $41 million for the first quarter of 2013 compared to operating income of $8 million in the first quarter of 2012. First quarter 2013 results included an increase in net premiums earned and benign overall development.

Net premiums written were $246 million for the first quarter of 2013, compared to $191 million in the first quarter of 2012. Domestic first-lien new insurance written (measured as the principal amount of loans insured) totaled $10.6 billion for the quarter compared to $6.5 billion for the same period in 2012, driven primarily by increased mortgage originations as well as new and expanded distribution channels. Quality remained high, with an average FICO score of 757 and an average loan-to-value ratio of 90 percent on new business. The overall delinquency rate on domestic first-lien loans fell to 7.9 percent in the first quarter of 2013 compared to 11.4 percent in the first quarter of 2012.

OTHER OPERATIONS

AIG’s Other Operations (including Mortgage Guaranty) reported first quarter 2013 operating losses of $152 million, compared to operating income of $2.3 billion in the first quarter of 2012, which included gains of $3.0 billion from our previously held investments in AIA and ML III.

Conference Call

AIG will host a conference call tomorrow, May 3, 2013, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

# # #

Additional supplementary financial data is available in the Investor Information section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make, projections, goals, assumptions and statements that

FOR IMMEDIATE RELEASE

may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions, and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate.” These projections, goals, assumptions and statements may address, among other things: the monetization of AIG’s interests in International Lease Finance Corporation (ILFC), including whether AIG’s proposed sale of up to 90 percent of ILFC will be completed and, if completed, the timing and final terms of such sale; AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers and sovereign bond issuers; AIG’s exposure to European governments and European financial institutions; AIG’s strategy for risk management; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share long-term aspirational goals; AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a savings and loan holding company, and if such a determination is made, as a non-bank systemically important financial institution; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; judgments concerning the recognition of deferred tax assets; and such other factors as are discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and in Part I, Item 1A. Risk Factors and in Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2012. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

# # #

Comment on Regulation G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful, representative and most transparent. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules

FOR IMMEDIATE RELEASE

and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures AIG presents may not be comparable to similarly named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the First Quarter 2013 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income (Loss) (AOCI) is used to show the amount of AIG’s net worth on a per-share basis. AIG believes Book Value Per Common Share Excluding AOCI is useful to investors because it eliminates the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale portfolio and foreign currency translation adjustments. Book Value Per Common Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding.

AIG uses the following operating performance measures because it believes they enhance understanding of the underlying profitability of continuing operations and trends of AIG and its business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors.

After-tax operating income (loss) attributable to AIG is derived by excluding the following items from net income (loss) attributable to AIG: income (loss) from discontinued operations, net loss (gain) on sale of divested businesses, income from divested businesses, legacy tax adjustments primarily related to certain changes in uncertain tax positions (FIN 48) and other tax adjustments, legal reserves (settlements) related to “legacy crisis matters,” deferred income tax valuation allowance (releases) charges, changes in fair value of AIG Life and Retirement securities designated to hedge living benefit liabilities, change in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital (gains) losses, (gain) loss on extinguishment of debt, net realized capital (gains) losses, non-qualifying derivative hedging activities, excluding net realized capital (gains) losses, and bargain purchase gain. “Legacy crisis matters” include favorable and unfavorable settlements related to events leading up to and resulting from AIG’s September 2008 liquidity crisis and legal fees incurred by AIG as the plaintiff in connection with such legal matters. See page 11 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

AIG Property Casualty Operating income (loss) includes both underwriting income (loss) and net investment income, but excludes net realized capital (gains) losses, other (income) expense, legal settlements related to legacy crisis matters described above and bargain purchase gain. Underwriting income (loss) is derived by reducing net premiums earned by claims and claims adjustment expense, acquisition expense and general operating expense.

FOR IMMEDIATE RELEASE

AIG Property Casualty, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of claims and claims adjustment expense, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

AIG Property Casualty Accident year loss ratio, as adjusted is the loss ratio excluding catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Catastrophe losses are generally weather or seismic events having a net impact on AIG Property Casualty in excess of $10 million each.

AIG Property Casualty Accident year combined ratio, as adjusted is the combined ratio excluding catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting.

AIG Life and Retirement Operating income (loss) is derived by excluding the following items from net income (loss): legal settlements related to legacy crisis matters described above, changes in fair values of fixed maturity securities designated to hedge living benefit liabilities, net realized capital (gains) losses, and changes in benefit reserves and DAC, VOBA, and SIA related to net realized capital (gains) losses. AIG believes that Operating income (loss) is useful because excluding these volatile items permits investors to better assess the operating performance of the underlying business by highlighting the results from ongoing operations.

AIG Life and Retirement Premiums and deposits includes life insurance premiums and deposits on annuity contracts, guaranteed investment contracts (GICs) and mutual funds.

Other Operations Operating income (loss) is income (loss) excluding certain legal reserves (settlements) related to legacy crisis matters described above, (gain) loss on extinguishment of debt, Net realized capital (gains) losses, net (gains) losses on sale of divested businesses and properties, and income from divested businesses.

Results from discontinued operations are excluded from all of these measures.

# # #

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

FOR IMMEDIATE RELEASE

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig |Twitter: @AIG_LatestNews | LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all jurisdictions, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Financial Highlights*

(in millions, except share data)

	Three Months Ended March 31,
	2013	2012	% Inc. (Dec.)
AIG Property Casualty Operations:
Net premiums written	$8,437	$8,820	(4.3)%

Net premiums earned	8,558	8,688	(1.5)
Claims and claims adjustment expenses incurred	5,413	5,909	(8.4)
Acquisition expense	1,688	1,757	(3.9)
General operating expense	1,226	1,202	2.0

Underwriting income (loss)	231	(180)	—
Net investment income	1,358	1,223	11.0

Operating income	1,589	1,043	52.3

Net realized capital gains (losses) (a)	12	(135)	—
Other income	3	2	50.0

Pre-tax Income	$1,604	$910	76.3

Loss ratio	63.3	68.0
Acquisition ratio	19.7	20.2
General operating expense ratio	14.3	13.9

Combined ratio	97.3	102.1

AIG Life and Retirement Operations:
Premiums	$620	$614	0.9
Policy fees	615	584	5.3
Net investment income	2,877	2,885	(0.3)
Other income	393	304	29.3

Total revenues	4,505	4,387	2.7
Benefits and expenses	3,111	3,076	1.1

Operating income	1,394	1,311	6.4

Legal settlements	108	—	—
Changes in fair value of fixed income securities designated to hedge living benefit liabilities, net of interest expense	(29)	(19)	(54.7)
Change in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(59)	36	—
Net realized capital gains (losses)	156	(466)	—

Pre-tax income	$1,570	$862	82.1

Other operations, operating income (loss)	(152)	2,328	—

Other operations, pre-tax income (loss) before net realized capital gains (losses)	(501)	2,319	—
Other operations, net realized capital gains (a)	87	417	(79.1)
Consolidation and elimination adjustments (a)	72	(42)	—

Income from continuing operations before income taxes	2,832	4,466	(36.6)
Income tax expense	694	1,081	(35.8)

Income from continuing operations	2,138	3,385	(36.8)
Income from discontinued operations, net of tax	93	64	45.3

Net income	2,231	3,449	(35.3)

Less: Net income from continuing operations attributable to noncontrolling interests:
Noncontrolling nonvoting, callable, junior and senior preferred interests	—	208	—
Other	25	33	(24.2)

Total net income from continuing operations attributable to noncontrolling interests	25	241	(89.6)

Net income attributable to AIG	2,206	3,208	(31.2)

Financial Highlights - continued

	Three Months Ended March 31,
			% Inc.
	2013	2012	(Dec.)
Net income attributable to AIG	$2,206	$3,208	(31.2)%
Adjustments to arrive at after-tax operating income attributable to AIG (amounts net of tax):
Income from discontinued operations	(93)	(64)	(45.3)
Net loss on sale of divested businesses	—	2	—
Legacy FIN 48 and other tax adjustments	626	—	—
Legal reserves (settlement) related to legacy crisis matters	(64)	4	—
Deferred income tax valuation allowance release	(786)	(293)	(168.3)
Changes in fair value of AIG Life and Retirement securities designated to hedge living benefit liabilities	19	12	58.3
Change in benefit reserves and DAC, VOBA and SIA related to net realized capital (gains) losses	54	(23)	—
Loss on extinguishment of debt	221	—	—
Net realized capital (gains) losses	(201)	199	—
Non-qualifying derivative hedging activities, excluding net realized capital losses	—	1	—

After-tax operating income attributable to AIG	$1,982	$3,046	(34.9)

Income per common share - diluted:
Net income attributable to AIG	$1.49	$1.71	(12.87)

After - tax operating income attributable to AIG	$1.34	$1.62	(17.14)

Book value per share (b)	$67.41	$57.68	16.87
Book value per share, excluding accumulated other comprehensive income (c)	$59.39	$53.11	11.83%
Return on equity (d)	8.9%	12.5%
Return on equity, excluding accumulated other comprehensive income (e)	10.2%	13.5%
Return on equity - after-tax operating income (f)	9.2%	12.8%

Financial highlights - notes

*	Including reconciliation in accordance with Regulation G.
(a)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.
(b)	Represents total AIG shareholders’ equity divided by shares outstanding.
(c)	Represents total AIG shareholder’s equity, excluding accumulated other comprehensive income (AOCI) divided by shares outstanding.
(d)	Computed as Actual or Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes deferred tax assets.
(e)	Computed as Actual or Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.
(f)	Computed as Actual or Annualized after-tax operating income divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.